Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Historical and Unaudited Pro Forma Financial and Other Data,” “Selected Financial Information” and “Experts” and to the use of our reports dated July 1, 2008, and our report dated December 1, 2006, except for the second paragraph of Note 1, the tenth paragraph of Note 10, and Note 14, as to which the date is January 22, 2007, with respect to the consolidated financial statements of Jacuzzi Brands, Inc., in the Registration Statement (Form S-1) and related prospectus of Rexnord Holdings, Inc. for the registration of                      shares of its common stock.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

July 16, 2008